Exhibit 10.2

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2012 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of this 26th day of July, 2012 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Christopher William Eccleshare (the “Grantee”), evidences the grant by the Company of an award of restricted stock units (the “Award”) to the Grantee on such date and the Grantee's acceptance of the Award in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan, (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.  The Company and the Grantee agree as follows:

1.
Grant of Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Award, giving the Grantee the conditional right to receive 506,329 shares of Class A Common Stock of the Company (the “Shares”).

2.
Vesting. Except as otherwise provided in this Agreement, the Award will vest: (a) with respect to (i) 189,873 Shares of the Award on January 24, 2015 and (ii) 189,874 Shares of the Award on January 24, 2016; and (b) with respect to 126,582 Shares of the Award upon the Company achieving an OIBDAN equal to or greater than the OIBDAN Target indicated below with respect to any applicable year (each a “Vesting Date”); provided, that, the Grantee is still employed by the Company on any such Vesting Date.

Performance Vesting Schedule
Year	OIBDAN Target
2013	907
2014	1009
2015	1085
2016	1166

3.
Payment of Award. The Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs), issue (if necessary) and transfer to the Grantee the Shares with respect to such vested portion of the Award, and shall deliver to the Grantee or have deposited in the Grantee’s brokerage account with the Administrator such Shares, at the Grantee’s election either electronically or represented by a certificate or certificates therefor, registered in the Grantee’s name.  No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company.

4.	Termination of Employment.

(a)	If the Grantee’s employment is terminated due to death and such death occurs before this Award is vested in full, this Award shall automatically vest in full.

(b)
If the Grantee’s employment is terminated due to Disability (as defined in the Grantee’s Employment Agreement dated January 24, 2012, the “Employment Agreement”) or Retirement (as defined below) and such Disability or Retirement occurs prior to the date this Award is vested in full, the Grantee shall be treated, for purposes of this Agreement only, as if his employment or service continued with the Company until the date this Award would have vested in full under Section 2 if such employment or service had continued (the “Extension Period”) and the Award will vest in accordance with the schedule set forth in Section 2; provided, that, if the Grantee dies during the Extension Period and the Award (or any portion of the Award) has not been forfeited in accordance with Section 4(e), this Award shall automatically vest in full on the date of death; provided further, that, notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Section 2, to the extent that this Award becomes vested in accordance with this Section 4(b), payment of the applicable portion of the Award shall in no event be later than the date that is 2 1/2 months after the date such portion becomes vested under this Section 4(b) (with each payment deemed a separate installment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent such section of the Code is applicable). For purposes of this Agreement only, “Retirement” shall mean the Grantee’s resignation from the Company on or after the date on which the sum of his (i) full years of age (measured as of his last birthday preceding the date of termination of employment or service) and (ii) full years of service with the Company (or any parent or subsidiary) measured from his date of hire (or re-hire, if later), is equal to at least seventy (70); provided, that, the Grantee must have attained at least the age of sixty (60) and completed at least five (5) full years of service with the Company (or any parent or subsidiary) prior to the date of his resignation.  Any disputes relating to whether the Grantee is eligible for Retirement under this Agreement, including, without limitation, his years’ of service, shall be settled by the Committee in its sole discretion.

(c)
If the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason (as those terms are defined in the Employment Agreement), prior to the date this Award is vested in full, the unvested portion of the Grantee’s Award shall automatically vest in full; provided, that, notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Section 2, to the extent that this Award becomes vested in accordance with this Section 4(c), payment of the applicable portion of the Award shall in no event be later than the date that is 2 1/2 months after the date such portion becomes vested under this Section 4(c) (with each payment deemed a separate installment for purposes of Section 409A of the Code, to the extent such section of the Code is applicable).

(d)
If the Grantee’s employment is terminated for any reason other than the reasons outlined in Sections 4(a) through 4(c), then the unvested portion of the Grantee’s Award shall be immediately forfeited without consideration. The Grantee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three months or re-employment upon expiration of such leave is guaranteed by contract or statute, otherwise such leave will be considered a termination of employment.

(e)	Notwithstanding any other provision of this Agreement or the Plan to the contrary:

(i)
If it is determined by the Committee that the Grantee engaged (or is engaging in) any activity that is harmful to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, any “Competitive Activity” (as defined below) or conduct prejudicial to or in conflict with the Company (or any parent or subsidiary) or any material breach of a contractual obligation to the Company (or any parent or subsidiary) (collectively, “Prohibited Acts”), then, upon such determination by the Committee, the unvested portion of the Award shall be forfeited without consideration.

(ii)
If it is determined by the Committee that the Grantee engaged in (or is engaging in) any Prohibited Act where such Prohibited Act occurred or is occurring within the one (1) year period immediately following the vesting of any portion of the Award, the Grantee agrees that he/she will repay to the Company any gain realized on the vesting of such portion of the Award (such gain to be valued as of the relevant Vesting Date(s) based on the Fair Market Value (as defined in Section 5.2 of the Plan) of the Shares vesting on the relevant Vesting Date).  Such repayment obligation will be effective as of the date specified by the Committee.  Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the gain realized upon vesting of such portion of the Award.  The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may own the Grantee to secure the repayment obligations herein contained.

The determination of whether the Grantee has engaged in a Prohibited Act shall be determined by the Committee in good faith and in its sole discretion.  For purposes of this Agreement, the term “Competitive Activity” shall mean the Grantee, without the prior written permission of the Committee, anywhere in the world where the Company (or any parent or subsidiary) engages in business, directly or indirectly, (i) entering into the employ of or rendering any services to any person, entity or organization engaged in a business which is directly or indirectly related to the businesses of the Company or any parent or subsidiary (“Competitive Business”) or (ii) becoming associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity other than ownership of passive investments not exceeding 1% of the vote or value of such Competitive Business.

(f)	The term “Company” as used in this Agreement with reference to the employment or service of the Grantee shall include the Company and its parent and subsidiaries, as appropriate.

5.
Change in Control.  Upon the occurrence of a Change in Control of the Company, this Award shall become immediately fully vested.  For the purposes hereof, the following terms shall be defined as follows:

(a)
“Affiliate” means, with respect to any specified person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person or entity. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise.

(b)
“Bain Entities” means Bain Capital (CC) IX, L.P., Bain Capital (CC) IX Offshore, L.P., Bain Capital (CC) IX Coinvestment, L.P., Bain Capital (CC) IX Coinvestment Offshore, L.P., Bain Capital CC Investors, L.P., Bain Capital (CC) X, L.P., Bain Capital (CC) X Offshore, L.P., together with any of their respective Affiliates or Affiliated Funds that, as of any relevant time, is (a) a Stockholder (as defined in the Stockholders Agreement, dated July 29, 2008, by and among CC Media Holdings, Inc. BT Triple Crown Merger Co., Inc. and certain other parties (the “Stockholders Agreement”)) or (b) an equity holder of a Sponsor Investment Vehicle.

(c)
“Change in Control” of the Company means (a) any stock sale or other transaction or series of related transactions, involving the Company, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Sponsor Investment Vehicles and the Sponsor Entities and their respective Affiliated Funds and Affiliates (or a group of persons that includes such persons); (b) a sale of all or substantially all of the assets of the Company to any person and the “affiliates” or “associates” of such Person (or a group of persons acting in concert), other than the Sponsor Investment Vehicles and the Sponsor Entities and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such persons); or (c) any transaction or series of transactions involving the Company if, after such transaction or transactions, the shareholders of the Company before such transaction or transactions no longer control the Company or its successor.  For the avoidance of doubt, the determination of whether a transaction constitutes a Change in Control within the meaning of this Agreement shall be determined by the Board, acting in its sole discretion.

(d)	“Sponsor Entities” means the Bain Entities and the THL Entities.

(e)
“Sponsor Investment Vehicle” means each of Capital IV, Capital V, Bain Capital CC Investors, L.P., THL Equity Fund VI Investors (Clear Channel), L.P. and any other partnership, limited liability company or other legal entity controlled (a) jointly by the two Sponsor Groups and/or their respective Affiliates or (b) individually by a single Sponsor Group and/or its Affiliates, in each case (a) and (b) that is formed to invest directly or indirectly in the Company and its subsidiaries and that is designated as a Sponsor Investment Vehicle in a written notice to the Company by the Sponsor Group or Sponsor Groups that control, or whose Affiliates control, such entity.

(f)	“Sponsor Group” means each of (a) the Bain Entities, collectively, and (b) the THL Entities, collectively.

(g)
“THL Entities” means Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Equity Fund VI Investors (Clear Channel), L.P., together with any of their respective Affiliates or Affiliated Funds that, as of any relevant time, is (a) a Stockholder (as defined in the Stockholders Agreement) or (b) an equity holder of a Sponsor Investment Vehicle.

6.
Withholding.  The Grantee agrees that no later than each Vesting Date, the Grantee shall pay to the Administrator (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred with respect to the portion of the Award vesting on such Vesting Date.  The Grantee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the sole discretion of the Company, shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company.

7.	Section 409A.

(a)
It is the intent of the Company that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A of the Code and applicable regulations and guidance thereunder (collectively, “Section 409A”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Section 409A or for any damages for failing to comply with Section 409A.

(b)
For purposes of Section 409A and to the extent Section 409A is applicable to any payment hereunder, Grantee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 2 1/2 months following the date specified in Section 2” or “payment shall be made no event later than March 15 of the calendar year following the calendar year in which vesting occurs”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

(d)
If Grantee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which Grantee is entitled under this Agreement that constitute “non-qualified deferred compensation” payable on “separation from service” under Section 409A and would otherwise be payable prior to the earlier of (1) the 6-month anniversary of the Employee’s date of termination and (2) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A.

8.
Rights as a Stockholder. No Shares shall be issued under this Award until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Grantee shall have no rights as a stockholder with respect to any Shares covered by this Award until such shares are duly and validly issued by the Company to or on behalf of the Grantee.

9.
Non-Transferability. This Award is not assignable or transferable except upon the Grantee's death to a beneficiary designated by the Grantee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Grantee, pursuant to the Grantee's will or by the laws of descent and distribution.

10.
Limitation of Rights. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Grantee's employment or other service.

11.
Restrictions on Transfer. The Grantee agrees, by acceptance of this Award, that, upon issuance of any Shares hereunder, that, unless such Shares are then registered under applicable federal and state securities laws, (i) acquisition of such Shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Grantee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to the issuance or transfer of Shares pursuant to this Award to comply with any law or regulation of any governmental authority.

12.
Notice.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.
Incorporation of Plan by Reference.  This Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement (as reasonably determined by the Committee in good faith), the Agreement shall govern and control.

14.
Governing Law.  This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

15.
Miscellaneous.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

16.	Consent. By signing this Agreement, the Grantee acknowledges and agrees that:

a.
The Company and the Company’s affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of such entity’s business.

b.
In the event that disclosure is required for the proper conduct of the business (as determined by the Company and the Company’s affiliates), the Company and the Company’s affiliates may disclose such information to third parties, including when such entities are situated outside the European Economic Area.

c.	This Section 16 applies to information held, used or disclosed in any medium.

- Signature Page Follows -

IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer.  This Award shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By: /s/ William B. Feehan________________

Name: William B. Feehan

Title: SVP-HR

Dated:

Acknowledged and Agreed

__/s/ C. William Eccleshare__________

Name:  Christopher William Eccleshare

Address of Principal Residence: